Exhibit 99.1
FOR IMMEDIATE RELEASE
MEDIA CONTACT: LAURA SOLL, PUBLIC RELATIONS
(860) 688-4499 or (860) 833-4466 cell
ROCKVILLE FINANCIAL, INC. ANNOUNCES
STOCK REPURCHASE PROGRAM
ROCKVILLE, CONN., January 22, 2008 — Rockville Financial, Inc. (NASDAQ Global Select Market “RCKB”), the parent of Rockville Bank, announced today that its Board of Directors authorized and approved the 2008 Stock Repurchase Plan, whereby the Company may repurchase up to 978,400 shares, or approximately 5%, of its issued and outstanding common stock in the open market. The Repurchase Plan will become effective and the Company may begin the repurchase of its shares with the announcement of its 2007 earnings, which is anticipated mid to late February.
“We are happy to announce our stock repurchase program to shareholders,” stated William J. McGurk, President and Chief Executive Officer of Rockville Bank. “We continue to enjoy solid growth because of our customers, businesses, employees, governance, communities, shareholders and others. We are committed to remaining independent and will continue our focus to provide superior customer service.”
     Rockville Bank is a 20-branch community bank serving Tolland and Hartford counties in Connecticut. It provides a convenient banking lifestyle for Coventry, East Hartford, East Windsor, Ellington, Enfield, Glastonbury, Manchester, Rockville, Somers, South Glastonbury, South Windsor, Suffield, Vernon, seven days a week in Tolland, and four Big Y supermarket locations. A new full-service office is under construction in Colchester. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com